Exhibit 3

Names and Addresses of the Underwriters

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

United States of America

HSBC Securities (USA) Inc.

66 Hudson Boulevard

New York, New York 10001

United States of America

Itau BBA USA Securities, Inc.

599 Lexington Ave, 34th floor,

New York, New York 10022

United States of America